EXHIBIT 10.21

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED TOYS “R” US, INC.

2005 MANAGEMENT EQUITY PLAN

This Amendment No. 3 (this “Amendment”) to the Amended and Restated Toys “R” Us, Inc. 2005 Management Equity Plan, as last amended on June 8, 2009 (the “Plan”) shall become effective as of November 29, 2010. Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the Plan.

1.	The following sentence is added to the end of Section 1.1 of the Plan:

“Effective as of November 29, 2010, the Board adopted Amendment 3 to the Plan to change the definitions of Retirement, Competing Business and Non-Competition Period, to provide for the accelerated vesting and extended exercisability of Options upon termination of employment under certain conditions, to extend the put rights of Article X of the Plan, and to make certain changes to the Management Stockholders Addendum to the Plan.”

2.	Article II of the Plan is hereby amended by adding the following defined terms:

“ ‘Board’ means the Board of Directors of the Company.”

“ ‘Company’ means Toys “R” Us, Inc., a Delaware corporation.”

3.	Article II of the Plan is hereby amended by deleting the following defined terms and replacing them with the following:

“ ‘Competing Business’ means, with respect to any Participant at any time, any Person engaged wholly or in part (directly or through one or more Subsidiaries) in the retail sale or retail distribution (via stores, mail order, e-commerce, or similar means) of Competing Products, if more than one-third (1/3) of such Person’s gross sales for the twelve (12) month period preceding such time (or with respect to the period after such Participant’s Termination Date, as of such Termination Date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, Competing Businesses shall in any event include Wal-Mart, Sears (K-Mart), Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour, or any of their respective Subsidiaries or Affiliates.”

“ ‘Non-Competition Period’ for a Participant means (i) in the case of termination by the Company with Cause, the period of such Participant’s employment plus one (1) year after such Participant’s Termination Date, (ii) in the case of resignation for any reason (including Retirement), the period of such Participant’s employment plus one (1) year after such Participant’s Termination Date, and (iii) otherwise, the period of such Participant’s employment plus the greater of one (1) year after such Participant’s Termination Date or the length of time, if any, for which the Participant receives (or is eligible to receive, where Participant declines or otherwise takes action to reject) in connection with such Participant’s termination severance benefits or other similar payments from the Company or its Subsidiaries pursuant to an agreement with such Participant, the severance policies of the Company and its Subsidiaries then in effect, at the Company’s or any of its Subsidiaries’ election, or otherwise (or the length of time in terms of compensation used to determine the amount of such Participant’s severance benefits in the event such severance benefits are payable in a lump sum or on a schedule different than such length of time). In no event shall any amount received by a Participant pursuant to Articles IX or X of the Plan constitute severance or other similar payments for purposes of this definition.”

“ ‘Retirement’ means, for any Participant, the meaning given to such term in an employment or other similar agreement entered into by such Participant on or after the Effective Date and approved by the Board, or in the absence of such an agreement it shall mean voluntary resignation by such Participant at or after the age of sixty (60) following continuous employment by the Company and its Subsidiaries for a period of at least ten (10) years.”

4.	Section 4.2 of the Plan is hereby deleted and replaced with the following:

“4.2 Vesting of Options. Unless otherwise set forth in an Award Agreement, all Options shall be subject to vesting in accordance the provisions of this Section 4.2. Options shall be exercisable only to the extent that they are vested. In addition to the other requirements set forth in this Section 4.2, Options shall vest only so long as a Participant remains employed by the Company or one of its Subsidiaries, unless such termination of employment is due to the Participant’s death, Disability or Retirement. Unless otherwise set forth in an Award Agreement, all Awards of Options shall be subject to time vesting and will time vest on each date set forth below with respect to the cumulative percentage of shares of Common Stock issuable upon each of the Options set forth opposite such date if the respective Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of award through such date:

Date	Cumulative Percentage of Shares Vested
2nd anniversary of date of grant	40%
3rd anniversary of date of grant	60%
4th anniversary of date of grant	80%
5th anniversary of date of grant	100%

Notwithstanding the foregoing, (i) all of a Participant’s Options shall be considered 100% vested upon termination of the Participant’s employment due to death, Disability or Retirement, and (ii) all Options shall be considered 100% vested upon consummation of a Change in Control. Consistent with the Board’s authority under Section 13.2 of the Plan to change the terms of an Award Agreement without the prior written approval of such Participant, any Options outstanding as of June 8, 2009 that were originally granted as Tranche II or Tranche III Options shall be and hereby are amended to eliminate any performance vesting requirements, so that such Options shall be subject only to time vesting in accordance with the above schedule, based on the applicable anniversary of the original date of grant of such Options.”

5.	Section 6.2 of the Plan is hereby deleted and replaced with the following:

“6.2 Exercise on Termination. If a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then the portion of such Participant’s Options that have not fully vested as of the Termination Date shall expire at such time. Unless otherwise set forth in an Award Agreement, the portion of a Participant’s Options that have fully vested as of such Participant’s Termination Date (including any accelerated vesting pursuant to Section 4.2) shall expire (i) 30 days after the Termination Date if a Participant is terminated without Cause or if a Participant resigns for any reason other than Retirement, (ii) one (1) year after the Termination Date if a Participant is terminated due to death, Disability or Retirement, and (iii) immediately upon termination if a Participant is terminated with Cause, but in no event shall an Option be exercisable later than the end of its stated term. All of a Participant’s Rollover Options shall expire at the end of their stated term, notwithstanding any termination of a Participant’s employment.”

6.	The last sentence of Section 6.3 of the Plan is hereby deleted and replaced with the following two sentences:

“Notwithstanding the foregoing, any Participant who gives at least six months’ advance notice of his or her Retirement shall be permitted to exercise his or her Options and Rollover Option on or after Retirement pursuant to a cashless exercise. Any cashless exercise shall be effectuated by the Company delivering shares of Common Stock to the Participant with a Fair Market Value equal to (a) the Fair Market Value of all shares issuable upon exercise of such Options or Rollover Options, minus (b) the aggregate exercise price of all shares issuable upon exercise of such Options or Rollover Options (together with the amount of any income taxes or employee’s social security contributions arising in respect of such cashless exercise).”

7.	Section 10.3 of the Plan is hereby deleted and replaced with the following:

“10.3 Put Rights on Retirement. In order to provide a market for Award Stock, each Participant shall have the right (solely at their option) to require the Company to repurchase a portion (as determined below) of such Participant’s shares of Award Stock (whether actually issued or issuable upon exercise of

Rollover Options) in the event such Participant’s employment is terminated because of resignation due to Retirement. Such put right must be exercised no more than 30 days following such Participant’s Termination Date by giving written notice to the Company. The purchase price per share payable by the Company in connection with such put shall be Fair Market Value determined as of a date determined by the Board that is the anticipated closing date of the repurchase (in accordance with Section 9.8 above). Each Participant who has given at least six months’ advance notice of Retirement shall have the right to require the Company to repurchase all of his or her Award Stock acquired as an original investment (whether actually issued or issuable upon exercise of Rollover Options). Each Participant who has not given at least six months’ advance notice of Retirement shall have the right to require the Company to repurchase no more than those number of shares of Award Stock (whether actually issued or issuable upon exercise of Rollover Options) that would produce total pre-tax proceeds to such Participant equal to the aggregate Original Value of all Rollover Options and Restricted Stock held by such Participant. The closing of the transactions contemplated by this Section 10.3 will take place no later than 180 days after delivery of notice of exercise of the put right by the Participant (or, if later, delivery of a Repurchase Notice or Supplemental Repurchase Notice) and otherwise in accordance with the provisions of Sections 9.8 and 9.9, to the extent applicable. Notwithstanding the foregoing put right, the Company and/or the Sponsors, as applicable, shall still have the repurchase rights set forth in Article IX with respect to any termination otherwise subject to this Section 10.3.”

8.	Section 10.6 of the Plan is hereby deleted in its entirety and not replaced.

9.	Section 1 of the Management Stockholders Addendum to the Plan is hereby amended by adding the following defined term:

“ ‘Executive Officer’ shall mean any Management Stockholder who is an officer of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended).”

10.	Section 3(b)(iii) of the Management Stockholders Addendum to the Plan is hereby deleted and replaced with the following:

“Public Transfers. A Management Stockholder may Transfer Shares: (a) in a Public Offering pursuant to Section 5 below, or (b) (I) with respect to any Executive Officer, from and after the two-year anniversary of the closing of the Initial Public Offering, pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business or any other legally permitted sale, or (II) with respect to any other Management Stockholder, from and after the six-month anniversary of the closing of the Initial Public Offering, pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business or any other legally permitted sale. Notwithstanding clause (I) above, an Executive Officer may Transfer in any legally permitted sale, from and after the six-month anniversary of the closing of the Initial Public

Offering, any Award Stock acquired by such Executive Officer from an expiring Rollover Option that is exercised after the Initial Public Offering and within 30 days prior to the expiration of such Rollover Option. Shares Transferred pursuant to this Section 3(b)(iii) shall conclusively be deemed thereafter not to be Shares under this Addendum.”

11.	Continuing Force and Effect. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.